Exhibit 99.1

WAUSAU PAPER ANNOUNCES FIRST-QUARTER RESULTS

MOSINEE, WI – April 26, 2010 – Wausau Paper (NYSE:WPP) today reported that during the first quarter:

▪

Net earnings were $0.06 per share compared to a loss of $0.03 per share a year ago.

▪

Excluding special items, adjusted net earnings were $0.08 per share compared to $0.07 per share last year.

▪

The Tissue segment achieved record first-quarter operating profit of $11.1 million and the Paper segment reported year-over-year improvement.

▪

The Paper segment solidified its leadership position in the growing tape market by committing to a $27 million paper machine rebuild.

▪

The company increased its credit capacity and financing flexibility through a $50 million senior note and $125 million private shelf agreement.

The company reported first-quarter net earnings of $2.9 million, or $0.06 per share, compared with a net loss of $1.4 million, or $0.03 per share, in the prior year.  Net sales increased 7 percent to $256 million, as shipments rose 9 percent to 168,000 tons.

First-quarter results include tax charges of $1.2 million, or $0.02 per share, related to the passage of the “Patient Protection and Affordable Care” and “Health Care and Education Reconciliation” Acts of March 2010.  Prior-year first-quarter results included after-tax charges of $2.8 million, or $0.06 per share, related primarily to the 2009 closure of the paper mill in Jay, Maine, and a converting facility in Appleton, Wisconsin; and after-tax expenses of $1.9 million, or $0.04 per share, related to the rebuild of the towel machine at the Tissue segment’s Middletown, Ohio, mill and start-up of the Paper segment’s distribution center in Bedford Park, Illinois.  Excluding these items, first-quarter adjusted net earnings were $4.1 million, or $0.08 per share, compared with earnings of $3.4 million, or $0.07 per share last year.  Adjusted net earnings per share is a non-GAAP measure and three-month results are reconciled to GAAP earnings per share below:

	Three Months Ended March 31
	2010	2009
GAAP Net Earnings (Loss) Per Share	$0.06	($0.03)
Income Tax Law Change (1)	$0.02	–
Facility Closure Charges (2)	-	$0.06
Capital-Related Expense (3)	-	$0.04
Adjusted Earnings Per Share	$0.08	$0.07

Note:  Totals may not foot due to rounding differences.

(1) Charges related to the “Patient Protection and Affordable Care” and “Health Care and Education Reconciliation” Acts of March 2010.

(2) Charges related primarily to the 2009 closure of the Paper segment’s mill in Jay, Maine, and converting operation in Appleton, Wisconsin.

(3) Expenses associated with the 2009 towel machine rebuild at the Tissue segment’s Middletown, Ohio, mill and start-up of a Paper segment distribution center in Bedford Park,  Illinois.

“First-quarter earnings improved from year-ago levels despite a $12 million increase in fiber costs and only modest demand improvement in most market categories,” commented Thomas J. Howatt, president and CEO.  “Our results reflect the continued growth of our highly profitable Tissue business and benefits associated with the recently completed restructuring of our Paper segment.  With economic conditions slow to improve and fiber costs nearing record high levels, we remain focused on further penetrating core market categories and containing costs to drive near-term results.  At the same time, we are committed to the strategic growth of our businesses to increase long-term profitability and shareholder value.”

SEGMENT RESULTS

The Tissue segment reported record first-quarter operating profit of $11.1 million compared with a prior-year profit of $7.3 million, which included one-time expenses of $2.5 million related to the 2009 towel machine rebuild at the Middletown mill.  Although overall demand in the away-from-home towel and tissue market remained relatively flat, net sales and shipments increased 8 percent and 7 percent, respectively.  Operational efficiency increases, volume gains and mix improvement offset fiber cost increases and helped Tissue to achieve a fifth consecutive quarter of year-over-year profit improvement.

The Paper segment reported first-quarter operating profit of $2.0 million compared with an operating loss of $3.2 million last year, while net sales and shipments increased 7 percent and 9 percent, respectively.  Prior-year losses included pre-tax charges of $5.1 million primarily related to closure of the Jay mill and Appleton converting facilities.  Sales price, mix and volume gains combined with lower energy costs more than offset an 18 percent increase in market pulp costs, resulting in year-over-year profit improvement.  During the quarter, the Board of Directors approved a $27 million capital project to rebuild a paper machine in Brainerd, Minnesota, to add tape-backing paper production capabilities.  Scheduled for completion in the first-quarter of 2011, the rebuilt machine will provide a wide range of unsaturated tape-backing paper while retaining the flexibility to produce premium printing and writing products.  The investment is expected to improve the overall cost-efficiency and manufacturing flexibility of the Paper segment’s operations.

FINANCING ACTIVITY

On April 9, 2010, the company sold $50 million of Series A senior notes due in 2017, having an interest rate of 5.69 percent.  Proceeds were used to pay down revolving debt and prepare the company to meet debt obligations maturing in 2011.  In addition, the company entered into an agreement which establishes a three-year private shelf facility under which up to $125 million of additional promissory notes may be issued under terms agreed upon by the parties at the time of issuance.  The financing agreements increase the company’s credit capacity and position it to pursue strategic growth opportunities.

OUTLOOK

Commenting on the outlook for the second quarter, Mr. Howatt said, “We remain focused on driving long-term profitability by accelerating growth in our highly successful Tissue business while continuing to enhance the competitive position of our Paper segment in each of its core markets.  Market conditions have been slow to improve and fiber costs have risen to near-record levels.  In addition, we intend to execute annual maintenance outages at several of our manufacturing facilities during the second quarter.  Even so, we expect second-quarter results to improve modestly from first-quarter adjusted earnings of $0.08 per share.”  Adjusted for one-time restructuring charges, timberland sales and tax credits, earnings in the second quarter of 2009 were $0.15 per share.

Wausau Paper’s first-quarter conference call is scheduled for 11:00 a.m. (EDT) on Tuesday, April 27, and can be accessed through the investor information section of the company’s Web site at www.wausaupaper.com.  A replay of the webcast will be available at the same site through May 7.

About Wausau Paper:

Wausau Paper produces and markets fine printing and writing and technical specialty papers and "away-from-home" towel and tissue products. The company is headquartered in Mosinee, Wisconsin, and is listed on the NYSE under the symbol WPP.  To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2009.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

# # #

Wausau Paper
Interim Report – Quarter Ended March 31, 2010

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months
of Operations (unaudited)	Ended March 31,
	2010	2009
Net sales	$255,862	$238,771
Cost of sales	228,878	218,523
Gross profit	26,984	20,248
Selling & administrative expenses	19,173	19,031
Restructuring	–	789
Operating profit	7,811	428
Interest expense	(1,301)	(2,659)
Other income, net	128	66
Earnings (loss) before income taxes	6,638	(2,165)
Provision (credit) for income taxes	3,723	(812)
Net earnings (loss)	$ 2,915	$ (1,353)

Net earnings (loss) per share (basic and diluted)	$ 0.06	$ (0.03)
Weighted average shares outstanding-basic	48,951	48,810
Weighted average shares outstanding-diluted	49,228	48,810

Condensed Consolidated Balance Sheets (Note 1)	March 31,	December 31,
	2010	2009
Current assets	$243,362	$226,960
Property, plant, and equipment, net	374,662	379,483
Other assets	48,230	48,658
Total Assets	$666,254	$655,101

Current liabilities	$129,231	$134,838
Long-term debt	130,870	117,944
Other liabilities	176,043	176,897
Stockholders' equity	230,110	225,422
Total Liabilities and Stockholders' Equity	$666,254	$655,101

Condensed Consolidated Statements	Three Months
of Cash Flow (unaudited)	Ended March 31,
	2010	2009
Cash flows from operating activities:
Net earnings (loss)	$ 2,915	$(1,353)
Provision for depreciation, depletion, and amortization	13,971	15,638
Gain on sale of assets	(25)	(51)
Deferred income taxes and other non-cash items	(698)	(729)
Changes in operating assets and liabilities:
Receivables	(3,297)	(1,444)
Inventories	(12,411)	(3,142)
Accounts payable and other liabilities	(8,546)	2,398
Other	718	(3,828)
Net cash (used in) provided by operating activities	(7,373)	7,489

Cash flows from investing activities:
Capital expenditures	(6,152)	(20,813)
Proceeds from property, plant, and equipment disposals	118	403
Net cash used in investing activities	(6,034)	(20,410)

Cash flows from financing activities:
Net issuances of commercial paper	11,055	2,380
Net borrowings under credit agreement	2,000	22,000
Payments under note payable agreement	(28)	–
Proceeds from stock option exercises	186	–
Dividends paid	(4)	(4,151)
Net cash provided by financing activities	13,209	20,229

Net (decrease) increase in cash & cash equivalents	$ (198)	$ 7,308

Note 1.  Balance sheet amounts at March 31, 2010, are unaudited.  The December 31, 2009, amounts are derived from audited financial statements.

Note 2.  In the first quarter of 2010, we recorded additional income tax charges of $1.2 million related to the passage of the "Patient Protection and Affordable Care" and "Health Care and Education Reconciliation" Acts of March 2010, which eliminated the income tax deduction for federal subsidies received for providing retiree prescription drug benefits.

Note 3.  In March 2009, we announced plans to permanently shut down all operations at our Paper segment's Jay, Maine mill.  The shut down of the mill was completed in May 2009.  The cost of sales for the three months ended March 31, 2009, included $3.3 million in pre-tax charges for depreciation on assets and other associated closure costs.  Pre-tax restructuring expense related to severance and benefit continuation costs and other associated closure costs was $0.5 million for the three months ended March 31, 2009.  No closure charges were incurred in 2010.

Note 4.  In December 2008, we announced plans to permanently close our Paper segment's converting operations at our Appleton, Wisconsin facility.  The closure of the Appleton facility was completed in December 2009.  The cost of sales for the three months ended March 31, 2009, included $0.4 million in pre-tax charges for associated closure costs.  Pre-tax restructuring expense related to severance and benefit continuation costs was $0.2 million for the three months ended March 31, 2009.  No closure charges were incurred in 2010.

Note 5.  In December 2007, we permanently closed our Paper segment's papermaking operations at the Groveton, New Hampshire mill.  Pre-tax restructuring expense related to associated closure costs was $0.1 million for the three months ended March 31, 2009.  No closure charges were incurred in 2010.

Note 6.  Interim Segment Information

In September 2009, we announced plans to consolidate our Specialty Products and Printing & Writing businesses into a single strategic operating unit.  The consolidation became effective on January 1, 2010, and did not impact the organization of the Tissue business segment.  We have evaluated our disclosures of our business segments in accordance with the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Subtopic 280-10, and as a result we have classified our operations into two principal reportable segments:  Paper and Tissue, each providing different products.  Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.

The Paper segment produces specialty and fine printing and writing papers within five core markets - Food, Tape, Print & Color, Liner, and Industrial.  These products are produced at manufacturing facilities located in Brainerd, Minnesota and in Rhinelander, Mosinee, and Brokaw, Wisconsin.  The Tissue segment produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the "away-from-home" market.  Tissue operates a paper mill in Middletown, Ohio and a converting facility in Harrodsburg, Kentucky.

Following is asset information, sales, operating profit (loss), and other significant items by segment.  The asset information, sales, operating profit, and other significant items for 2009 have been restated to show the information in accordance with the segment structure that became effective January 1, 2010.

(in thousands, except ton data)	March 31,	December 31,
	2010	2009
Segment assets (Note 1)
Paper	$419,953	$410,901
Tissue	217,426	215,607
Corporate & Unallocated*	28,875	28,593
	$666,254	$655,101

	Three Months
	Ended March 31,
	2010	2009
Net sales external customers (unaudited)
Paper	$175,995	$164,994
Tissue	79,867	73,777
	$255,862	$238,771

Operating profit (loss) (unaudited)
Paper	$ 2,022	$ (3,234)
Tissue	11,070	7,280
Corporate & Eliminations	(5,281)	(3,618)
	$ 7,811	$ 428

Depreciation, depletion and amortization (unaudited)
Paper	$ 6,016	$ 8,813
Tissue	7,409	6,471
Corporate & Unallocated	546	354
	$ 13,971	$ 15,638

Tons sold (unaudited)
Paper	126,450	115,696
Tissue	41,768	38,995
	168,218	154,691

*Segment assets do not include intersegment accounts receivable, cash, deferred tax assets, and certain other assets which are not identifiable with the segments.